Exhibit 15

July 31, 2009
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Filing on the June 30, 2009 Form 10-Q for TrustCo Bank Corp NY

Commissioners:

We are aware that our report dated July 31, 2009 on our reviews of the interim financial information of TrustCo Bank Corp NY for the three and six month periods ended June 30, 2009 included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2009 is incorporated by reference in its Registration Statements, Form S-8 (No. 33-60409), Form S-8 (No. 333-78811), Form S-8 (No. 333-115689), Form S-8 (No. 333-115674), Form S-3 (No. 333-123988), and Form S-3 (No. 333-146926).

Yours very truly,

/s/ Crowe Horwath LLP

Crowe Horwath LLP